EXHIBIT 16.1

[LETTERHEAD OF MSPC CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS, A PROFESSIONAL CORPORATION]

August 19, 2009

Securities Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE:  GetFugu, Inc.

We have read the statements that we understand GetFugu, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agreed with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ MSPC CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS, A PROFESSIONAL CORPORATION